                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                               HADCO CORPORATION
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act
       Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

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

                               HADCO CORPORATION
                               12A MANOR PARKWAY
                           SALEM, NEW HAMPSHIRE 03079

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            ------------------------

To The Stockholders:

     The Annual Meeting of Stockholders of Hadco Corporation (the
"Corporation"), a Massachusetts corporation, will be held on Thursday, March 2, 2000 at 10:00 A.M. at 100 Federal Street, Boston, Massachusetts, for the following purposes:

     1. To fix the number of directors at eight (8) and to elect a Board of Directors for the ensuing year.

     2. To consider and act upon a proposal to approve the Hadco Corporation Outside Directors' Compensation Plan of 2000.

     3. To ratify the selection of the firm of Arthur Andersen LLP as auditors for the fiscal year ending October 28, 2000.

     4. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Stockholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on Monday, January 3, 2000, the record date fixed by the Board of Directors for such purpose.

                                            By Order of the Board of Directors,
                                            James C. Hamilton,
                                            Clerk

January 14, 2000

--------------------------------------------------------------------------------

     STOCKHOLDERS ARE REQUESTED TO SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL

--------------------------------------------------------------------------------

                               HADCO CORPORATION
                               12A MANOR PARKWAY
                           SALEM, NEW HAMPSHIRE 03079

                            ------------------------

                                PROXY STATEMENT
                                JANUARY 14, 2000

     Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Hadco Corporation (the "Corporation") for use at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, March 2, 2000, at 10:00 A.M., at 100 Federal Street, Boston, Massachusetts.

     Only stockholders of record as of the close of business on January 3, 2000 will be entitled to vote at the meeting and any adjournments thereof. As of that date, 13,726,100 shares of Common Stock of the Corporation were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and stockholders may vote in person or by proxy. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder delivering a proxy has the right to revoke it by written notice to the Clerk at any time before it is exercised.

     An Annual Report to Stockholders, containing financial statements for the fiscal year ended October 30, 1999, is being mailed together with this proxy statement to all stockholders entitled to vote. It is anticipated that this proxy statement and the accompanying proxy will be first mailed to stockholders on or about January 28, 2000.

     The representation in person or by proxy of at least a majority of all shares of Common Stock issued, outstanding and entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. Votes withheld from any nominee for election as director, abstentions and broker "non-votes" are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because, in respect of such other proposal, the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. The election of directors by the stockholders shall be determined by a plurality of the votes cast by stockholders entitled to vote, and votes withheld will not be counted toward the achievement of a plurality. On all other matters being submitted to stockholders, an affirmative vote of a majority of the shares present or represented and voting on each such matter is required for approval. An automated system administered by the Corporation's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter. Broker "non-votes" are not considered voted for the particular matter and have the practical effect of reducing the number of affirmative votes required to achieve a majority for such matter by reducing the total number of shares from which the majority is calculated.

     Each of the persons named as proxies in the proxy is a director and officer of the Corporation. All properly executed proxies returned in time to be cast at the meeting will be voted. With respect to the election of a Board of Directors, any stockholder submitting a proxy has a right to withhold authority to vote for any individual nominee or group of nominees to the Board of Directors by writing the name of such individual or group in the space provided on the proxy. The proxies will be voted as stated below and under "Election of Directors." In addition to the election of directors, the stockholders will consider and vote upon a proposal to approve the Corporation's Outside Directors' Compensation Plan of 2000. Finally, the stockholders will act upon a proposal to ratify the selection of auditors. Where a choice has been specified on the proxy with respect to these matters, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is indicated.

     The Board of Directors knows of no other matter to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the proxies.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth as of January 3, 2000, the name of each person who, to the knowledge of management, beneficially owned more than 5% of the 13,726,100 shares of Common Stock of the Corporation outstanding at such date, the number of shares owned by each of such persons, and the percentage of the outstanding shares represented thereby.

                                                               AMOUNT AND
                                                               NATURE OF
                    NAME AND ADDRESS OF                        BENEFICIAL     PERCENT OF
                      BENEFICIAL OWNER                        OWNERSHIP(1)      CLASS
                    -------------------                       ------------    ----------
J. & W. Seligman & Co. Incorporated.........................   1,932,900(2)      14.1%
  100 Park Avenue
  New York, NY 10017

Legg Mason Inc..............................................   1,384,547(3)      10.1%
  100 Light Street
  Baltimore, MD 21202

Dresdner Bank AG............................................     807,495(4)       5.9%
  Gallusanlage 7-8
  6000 Frankfort Main Germany

Horace H. Irvine II.........................................     693,362(5)       5.1%
  c/o Hadco Corporation
  12A Manor Parkway
  Salem, NH 03079

---------------
(1) Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares.

(2) According to information set forth in a Schedule 13G/A filed with the Securities and Exchange Commission (the "SEC") on December 9, 1999 by J. &
    W. Seligman & Co. Incorporated ("JWS"), William C. Morris ("Morris"), a majority owner of the outstanding voting securities of JWS, and Seligman Communications and Information Fund, Inc. (the "Fund"), of which JWS is the investment advisor, JWS beneficially owned 1,932,900 shares of the Common Stock of the Corporation, Morris beneficially owned 1,932,900 shares and the Fund beneficially owned 1,300,000 shares. Further, JWS and Morris had shared voting power over 1,931,000 shares and shared dispositive power over 1,932,900 shares, and the Fund had shared voting power and shared dispositive power over 1,300,000 shares.

(3) According to information set forth in a Schedule 13G filed with the SEC on February 16, 1999 by Legg Mason Inc., Legg Mason Inc. beneficially owned 1,384,547 shares of the Corporation's Common Stock with sole voting power and sole dispositive power over 1,265,000 shares and shared voting power and shared dispositive power over 119,547 shares. 1,265,000 shares are held by Legg Mason Special Investment Trust, Inc., with Legg Mason Fund Advisor, Inc. having the power to dispose of these shares; 119,547 shares are held for various clients of Legg Mason Wood Walker, Inc. and Legg Mason Capital Management, Inc., with each client having the power to dispose of its respective shares.

(4) According to information set forth in a Schedule 13G filed with the SEC on December 10, 1999 by Dresdner RCM Global Investors, LLC ("RCM Global"), Dresdner RCM US Holdings LLC ("Dresdner Holdings") and the Dresdner Bank AG ("Dresdner"), each of RCM Global, Dresdner Holdings and Dresdner beneficially owned 807,495 shares of the Corporation's Common Stock with sole voting power over 634,095 shares, sole dispositive power over 792,495 shares and shared dispositive power over 15,000 shares. According to information set forth in the Schedule 13G, RCM Global is an investment advisor and a wholly-owned subsidiary of Dresdner Holdings, which is a wholly-owned subsidiary of Dresdner.

(5) Includes 19,355 shares held in a voting trust for the benefit of Andrea P. Irvine. Mr. Irvine, who is the sole trustee of such trust and retains sole voting power with respect to the shares held in such trust, disclaims beneficial ownership of such shares. Does not include 42,605 shares held in irrevocable trusts for the benefit of members of Horace H. Irvine II's family. Mr. Irvine, who is not a trustee of such trusts, disclaims beneficial ownership of such 42,605 shares. James C. Hamilton, Clerk of the Corporation and a partner at the law firm that is general counsel to the Corporation, Lawrence Coolidge, a former Director of the Corporation, and Gilbert M. Roddy, Jr., a Director of the Corporation, are co-trustees of these irrevocable trusts. Horace H. Irvine II retains no voting or dispositive power with respect to these shares. All voting rights under these trusts reside in Messrs. Hamilton, Coolidge and Roddy, who have the right to dispose of such shares. Messrs. Hamilton and Roddy own 8,300 and 6,569 shares, respectively, as individuals, in addition to the shares they hold as co-trustees. Mr. Roddy's 6,569 shares include 6,000 shares issuable upon the exercise of stock options that are currently exercisable or will become exercisable within 60 days of January 3, 2000.

                             ELECTION OF DIRECTORS

     The directors of the Corporation are elected annually and hold office until the next annual meeting of stockholders and until their successors shall have been elected and shall have qualified, or until their earlier removal or resignation. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director or for all directors will be voted (unless one or more nominees are unable or unwilling to serve) FOR fixing the number of directors for the ensuing year at eight and FOR the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or, for good cause, unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or for fixing the number of directors at a lesser number.

     All of the eight nominees for director are currently directors of the Corporation and were elected at the Annual Meeting of Stockholders held on March 3, 1999. The nominees for directors and further information with respect to each nominee are set forth below.

                OCCUPATIONS OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the individuals to be elected as directors at the meeting, and the executive officers of the Corporation, their ages, and the positions currently held by each such person with the Corporation.

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Horace H. Irvine II(1).....................  62    Chairman of the Board of Directors
Andrew E. Lietz............................  61    President, Chief Executive Officer and
                                                   Director
F. Gordon Bitter...........................  56    Senior Vice President - Finance and
                                                   Administration, Chief Financial
                                                   Officer and Treasurer
William M. Beckenbaugh.....................  53    Senior Vice President and Chief Technology
                                                   Officer
John D. Caruso, Jr.........................  51    Senior Vice President - Value Added
                                                   Manufacturing
Timothy P. Losik...........................  41    Senior Vice President - Tech Center
                                                   Operations
Christopher T. Mastrogiacomo...............  41    Senior Vice President - Volume Printed
                                                   Wiring Board Operations
Frederick G. McNamee, III..................  42    Senior Vice President - Corporate
                                                   Development and Strategy
Michael K. Sheehy..........................  52    Senior Vice President - Sales and Marketing
James C. Hamilton..........................  62    Clerk
Oliver O. Ward(2)..........................  64    Director
John F. Smith(1)(2)(3).....................  64    Director
John E. Pomeroy(3).........................  58    Director
James C. Taylor(1)(3)......................  61    Director
Mauro J. Walker(2)(3)......................  64    Director
Gilbert M. Roddy, Jr.......................  43    Director

---------------
(1) Member of Nominating Committee.

(2) Member of Audit Committee.

(3) Member of Compensation Committee.

CURRENT DIRECTORS TO BE ELECTED AT THE MEETING

HORACE H. IRVINE II

     Mr. Horace H. Irvine II, founder of the Corporation, has been its Chairman of the Board since the Corporation was organized in 1966, and its Chief Executive Officer from that date until 1986. He is Chairman of the Executive and Long-Term Planning and Strategy Committees of the Board of Directors. He was President of the Corporation between 1966 and 1980 and Treasurer of the Corporation between 1966 and 1984.

ANDREW E. LIETZ

     Mr. Lietz has been President and Chief Executive Officer of the Corporation since October 1995, Chief Operating Officer and Vice President of the Corporation from July 1991 to October 1995, and a director of the Corporation since February 1993. Mr. Lietz serves as a director of EnergyNorth, Inc., a natural gas and propane distribution company.

OLIVER O. WARD

     Mr. Ward has been a director of the Corporation since 1987. He is Chairman of the Audit and Finance Committees of the Board of Directors. He was a founder and has served as chairman of the board, chief executive officer and president of Germanium Power Devices Corp., a manufacturer and marketer of germanium semiconductors, since 1973.

JOHN F. SMITH

     Mr. Smith has been a director of the Corporation since 1995. He is Chairman of the Nominating Committee of the Board of Directors. He has been the president of MYCOS International, Inc., a property development corporation, since April 1993 and was president of PerSeptive Biosystems, Inc., a biotechnology company, from July 1996 to January 1998 and currently serves as a consultant to that company. In April 1993, Mr. Smith retired as Senior Vice President and Chief Operating Officer of Digital Equipment Corporation, a computer company, in which capacities he had served since 1991. He began his career at Digital Equipment Corporation in 1958 and served in various other senior management positions from 1976 to 1991. Mr. Smith is also a director of Ansys Corporation, a software company which produces advanced computer-aided engineering software.

JOHN E. POMEROY

     Mr. Pomeroy has been a director of the Corporation since September 1996. He has been president and chief executive officer of Dover Technologies, a group of manufacturing companies and a subsidiary of Dover Corporation, since 1987 and was named a director in 1998. Mr. Pomeroy is a director of Adept Technologies, Inc., a robotics manufacturing company.

JAMES C. TAYLOR

     Mr. Taylor has been a director of the Corporation since December 1996. He is Chairman of the Compensation Committee of the Board of Directors. He has been an advisory director at Downer and Company, an investment banking firm, since 1995. He was a managing director of Burns Fry Limited, an investment banking firm, from 1988 to 1994.

MAURO J. WALKER

     Mr. Walker has been a director of the Corporation since June 1998. Mr. Walker is the former senior vice president and director of manufacturing for Motorola Corporation, a manufacturer and service provider in the semiconductor and telecommunications industries, a position he held from 1989 to 1997. Mr. Walker served as a past chair of the Motorola Corporate Advanced Manufacturing Technology Council and served as a member of Motorola's Science Advisory Board. Mr. Walker is an ex-officio member and past Industry Chairman of the National Electronics Manufacturing Initiative, an electronics manufacturing industry organization.

GILBERT M. RODDY, JR.

     Mr. Roddy has been a director of the Corporation since March 1999. He has been a private trustee of Loring, Wolcott & Coolidge, a fiduciary services provider, since 1985. Prior to that, Mr. Roddy was a senior financial analyst, treasury, at Standard Oil Company from 1983 to 1985.

EXECUTIVE OFFICERS

     Mr. Bitter joined the Corporation in November 1998 and has been a Senior Vice President in charge of Finance and Administration since December 1999. Mr. Bitter has been Chief Financial Officer and Treasurer since November 1998 and was Senior Vice President from November 1998 to December 1999. Prior to joining the Corporation, he was the Chief Executive Officer and a director from November 1997 to August 1998, and the Chief Financial Officer from September 1997 to November 1997, of Molten Metal Technology, Inc., an environmental technology company that filed for Chapter 11 bankruptcy in December 1997. From May 1996 to February 1997, he served as Vice President Finance and Chief Financial Officer of Augat, Inc., a company that designs electronic components. From September 1995 to March 1996, Mr. Bitter served as Vice President Finance and Administration and Chief Financial Officer of Harman International Industries, a company that designs and manufactures high-fidelity audio products. From October 1994 to April 1995, Mr. Bitter served as Senior Vice President of Finance and Accounting for Chicago and North Western Transportation Company, a railroad holding company. From 1988 to 1993, Mr. Bitter served in various capacities at The Perkin-Elmer Corporation, a manufacturer of analytical instrumentation and life science systems, including most recently as Senior Vice President and President of Metco Division.

     William M. Beckenbaugh joined the Corporation in May 1999 and was elected Senior Vice President and Chief Technology Officer in June 1999. Prior to joining the Corporation, he served as Vice President of Technical Staff for Motorola Corporation, a manufacturer and service provider in the semiconductor and telecommunications industries, where he was in charge of Corporate Manufacturing Research since 1994. From 1987 to 1994 he was in charge of Motorola's Advanced Interconnect Systems Lab.

     Mr. Caruso joined the Corporation in September 1997 as a Senior Vice President in charge of Eastern Operations. Mr. Caruso has been Senior Vice President in charge of Value Added Manufacturing (backplane and system assembly) since June 1999. Mr. Caruso was the Senior Vice President in charge of Corporate Services and Chief Information Officer of the Corporation from June 1998 to June 1999. Prior to joining Hadco, Mr. Caruso was the Managing Director of Worldwide Manufacturing at Cabletron Systems, a computer company, from 1990 to September 1997.

     Mr. Losik joined the Corporation in 1986 and has been Senior Vice President in charge of Tech Center Operations and Design since June 1999, and was previously the Senior Vice President in charge of Eastern Operations from November 1998 to June 1999 and the Senior Vice President in charge of Finance from September 1997 to October 1998. He was a Vice President from March 1994 to September 1997, Chief Financial Officer and Treasurer of the Corporation from March 1994 to October 1998, Controller of the

Corporation from June 1992 to March 1994 and a Corporate Accounting Manager from March 1988 to June 1992. Mr. Losik is a certified public accountant. From 1979 to 1986, Mr. Losik held various positions, including partner, in public accounting firms.

     Mr. Mastrogiacomo joined the Corporation in March 1988 and has been Senior Vice President in charge of Volume Printed Wiring Board Operations since June 1999. Prior to that, Mr. Mastrogiacomo was the Senior Vice President in charge of the Santa Clara volume operations as well as all Value Added Manufacturing (backplane and system assembly) since September 1997. He was a Vice President from January 1997 to September 1997, and the Business Unit Manager in charge of the Derry volume printed circuit business unit from January 1994 to January 1997. From March 1988 to January 1994, Mr. Mastrogiacomo was Manufacturing Manager at the Corporation's Owego, New York facility.

     Mr. McNamee joined the Corporation in March 1998 and has been Senior Vice President in charge of Corporate Development and Strategy since June 1999. Prior to that, Mr. McNamee was Senior Vice President in charge of the operations of Hadco Phoenix, Inc. and assumed responsibility for the operation of Hadco Corporation (Malaysia) SDN.BHD. in January 1999. Prior to joining the Corporation, Mr. McNamee was President and Chief Executive Officer of Continental Circuits Corp. ("Continental") from September 1994 to March 1998 and Chairman of the Board from November 1994 to March 1998. Prior to joining Continental, Mr. McNamee worked for 15 years at IBM, a manufacturer of computers, software, networking systems, storage devices and microelectronics, in a variety of printed circuits manufacturing positions, including as manager of a printed circuits facility from November 1992 to September 1994.

     Mr. Sheehy joined the Corporation in 1994 and has been the Senior Vice President in charge of Sales and Marketing since September 1997. He was the Vice President in charge of Value Added Manufacturing (backplane and system assembly) from March 1995 to September 1997. Prior to joining the Corporation, Mr. Sheehy was the Vice President of Logistic Operations and then Operations at Kendall Square Research Corp. from January 1991 to November 1994. Prior to that, Mr. Sheehy held various management positions at Wang Computer from 1981 to 1991.

     Mr. Hamilton has been the Clerk of the Corporation since 1966. He is a partner in the law firm of Hamilton & Dahmen, LLP, general counsel to the Corporation.

     Executive officers are elected to serve at the pleasure of the Board of Directors. There are no family relationships among any of the directors and executive officers of the Corporation.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information as of January 3, 2000 with respect to the beneficial ownership of shares of the Corporation's Common Stock by (i) each director of the Corporation, (ii) each executive officer named in the Summary Compensation Table set forth below under the heading "Executive Compensation" and (iii) by all directors and executive officers of the Corporation as a group.

                                                               AMOUNT AND
                                                               NATURE OF        PERCENT
                                                               BENEFICIAL         OF
                      BENEFICIAL OWNER                        OWNERSHIP(1)       CLASS
                      ----------------                        ------------      -------
Horace H. Irvine II.........................................     693,362(2)       5.1%
Andrew E. Lietz.............................................     203,601(3)       1.5%
F. Gordon Bitter............................................       3,573            *
Frederick G. McNamee, III...................................      47,938(4)         *
Timothy P. Losik............................................      58,388(5)         *
Michael K. Sheehy...........................................      19,382(6)         *
Christopher T. Mastrogiacomo................................      32,336(7)         *
Oliver O. Ward..............................................      10,211(8)         *
John F. Smith...............................................      22,711            *
John E. Pomeroy.............................................      16,211(9)         *
James C. Taylor.............................................      18,211(10)        *
Mauro J. Walker.............................................       7,153(11)        *
Gilbert M. Roddy, Jr........................................      49,174(2)         *
All directors and executive officers as a group (16
  persons)..................................................   1,200,256(12)      8.6%

---------------
   * Less than one percent.

 (1) Unless otherwise indicated, the named person possesses sole voting and investment power with respect to the shares.

 (2) See footnote (5) to the table under "Principal Holders of Voting
     Securities."

 (3) Includes 120,000 shares issuable upon the exercise of stock options granted to Mr. Lietz that are currently exercisable or will become exercisable within 60 days after January 3, 2000. Of the 203,601 shares listed in the table above, 66,646 shares are held by a trust of which Mr. Lietz is the sole trustee and sole beneficiary, and 10,000 are held by a trust of which Mr. Lietz's wife is the sole trustee and beneficiary. Mr. Lietz disclaims beneficial ownership of such 10,000 shares.

 (4) Includes 6,000 shares issuable upon the exercise of stock options granted to Mr. McNamee that are currently exercisable or will become exercisable within 60 days after January 3, 2000.

 (5) Includes 46,350 shares issuable upon the exercise of stock options granted to Mr. Losik that are currently exercisable or will become exercisable within 60 days after January 3, 2000. Of the 58,388 shares listed in the table above, 8,200 shares are held jointly with Mr. Losik's wife.

 (6) Includes 15,000 shares issuable upon the exercise of stock options granted to Mr. Sheehy that are currently exercisable or will become exercisable within 60 days after January 3, 2000.

 (7) Includes 27,550 shares issuable upon the exercise of stock options granted to Mr. Mastrogiacomo that are currently exercisable or will become exercisable within 60 days after January 3, 2000.

 (8) Includes 9,000 shares issuable upon the exercise of stock options granted to Mr. Ward that are currently exercisable or will become exercisable within 60 days after January 3, 2000.

 (9) Includes 12,000 shares issuable upon the exercise of stock options granted to Mr. Pomeroy that are currently exercisable or will become exercisable within 60 days after January 3, 2000 and 1,211 shares Mr. Pomeroy is entitled to receive as deferred compensation upon his termination as a Director of the Corporation.

(10) Includes 12,000 shares issuable upon the exercise of stock options granted to Mr. Taylor that are currently exercisable or will become exercisable within 60 days after January 3, 2000.

(11) Includes 6,000 shares issuable upon the exercise of stock options granted to Mr. Walker that are currently exercisable or will become exercisable within 60 days after January 3, 2000 and 569 shares Mr. Walker is entitled to receive as deferred compensation upon his termination as Director of the Corporation.

(12) Includes 42,605 shares held by James C. Hamilton and Gilbert M. Roddy, Jr., as co-trustees, and 19,355 shares held by Horace H. Irvine II, as trustee, 8,300 shares held by James C. Hamilton, individually, 6,569 shares held by Mr. Roddy, individually, of which 6,000 shares are issuable upon the exercise of stock options granted to Mr. Roddy that are currently exercisable or will become exercisable within 60 days after January 3, 2000. See footnote (5) to the table under "Principal Holders of Voting Securities." Includes 120,000 shares issuable upon the exercise of stock options granted to Mr. Lietz, that are currently exercisable or will become exercisable within 60 days after January 3, 2000, 66,646 shares held by Mr. Lietz as trustee and 10,000 shares held by Mr. Lietz's wife as trustee. See footnote (3) above. Includes 6,000 shares issuable upon the exercise of stock options granted to Mr. McNamee that are currently exercisable or will become exercisable within 60 days after January 3, 2000. See footnote (4) above. Includes 46,350 shares issuable upon the exercise of stock options granted to Mr. Losik that are currently exercisable or will become exercisable within 60 days after January 3, 2000 and 8,200 shares held jointly with Mr. Losik's wife. See footnote (5) above. Includes 15,000 shares issuable upon the exercise of stock options granted to Mr. Sheehy that are currently exercisable or will become exercisable within 60 days after January 3, 2000. See footnote (6) above. Includes 27,550 shares issuable upon the exercise of stock options granted to Mr. Mastrogiacomo that are currently exercisable or will become exercisable within 60 days after January 3, 2000. See footnote (7) above. Includes 9,000 shares issuable upon the exercise of stock options granted to Mr. Ward that are currently exercisable or will become exercisable within 60 days after January 3, 2000. See footnote (8) above. Includes 12,000 shares issuable upon the exercise of stock options granted to Mr. Pomeroy that are currently exercisable or will become exercisable within 60 days after January 3, 2000 and 1,211 shares Mr. Pomeroy is entitled to receive as deferred compensation upon his termination as a Director of the Corporation. See footnote (9) above. Includes 12,000 shares issuable upon the exercise of stock options granted to Mr. Taylor that are currently exercisable or will become exercisable within 60 days after January 3, 2000. See footnote (10) above. Includes 6,000 shares issuable upon the exercise of stock options granted to Mr. Walker that are currently exercisable or will become exercisable within 60 days after January 3, 2000 and 569 shares Mr. Walker is entitled to receive as deferred compensation upon his termination as a Director of the Corporation. See footnote (11) above. Includes 4,500 shares issuable upon the exercise of stock options granted to Mr. Caruso that are currently exercisable or will become exercisable within 60 days after January 3, 2000.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors of the Corporation held four meetings during the fiscal year ended October 30, 1999. The Compensation Committee (the "Compensation Committee") of which Messrs. Taylor (Chairman), Smith, Walker and Pomeroy are members, determines the compensation of the Corporation's senior management and administers and makes recommendations and awards concerning the Corporation's stock option plans. Prior to March 3, 1999, the Compensation Committee consisted of Messrs. Taylor (Chairman), Smith and Pomeroy. The Compensation Committee held five meetings in fiscal 1999. The Audit Committee, of which Messrs. Ward (Chairman), Smith and Walker are members, oversees financial results and internal controls of the Corporation, including matters relating to the appointment and activities of the Corporation's independent auditors. Prior to March 3, 1999, the Audit Committee consisted of Messrs. Ward (Chairman), Taylor and Smith. The Audit Committee held three meetings during fiscal 1999. The Long-Term Planning and Strategy Committee, of which Messrs. Irvine (Chairman), Lietz, Pomeroy, Roddy and Walker are members, reviews and makes recommendations concerning long-term planning and strategy matters relating to the Corporation. Prior to March 3, 1999, the Long-Term Planning and Strategy Committee consisted of Messrs. Irvine (Chairman), Ward, Patrick Sweeney, Lawrence Coolidge, Lietz and Walker. The Long-Term Planning and Strategy Committee held four meetings during fiscal 1999. The Executive Committee, of which Messrs. Irvine (Chairman), Ward, Taylor and Lietz are members, can act in place of the full Board of Directors to the extent permitted by law. Prior to March 3, 1999, the Executive Committee consisted of Messrs. Irvine (Chairman), Ward, Coolidge, Sweeney and Lietz. The Executive Committee did not meet during fiscal 1999. The Finance Committee, of which Messrs. Ward (Chairman), Lietz, Roddy and Taylor are members, makes recommendations concerning general financial policy. Prior to March 3, 1999, the Finance Committee consisted of Messrs. Ward (Chairman), Coolidge, Smith and Taylor. The Finance Committee held eight meetings during fiscal 1999. The Nominating Committee, of which Messrs. Smith (Chairman), Irvine and Taylor are members, recommends to the Board nominations for the Board of Directors. The Nominating Committee will consider highly qualified candidates proposed in writing by stockholders. Stockholders who wish to propose a nomination should submit the person's name and background information to the Clerk of the Corporation. Prior to March 3, 1999, the Nominating Committee consisted of Messrs. Smith (Chairman), Coolidge and Irvine. The Nominating Committee held two meetings during fiscal 1999. The current membership of the Committees was most recently determined by the Board of Directors on March 3, 1999. During fiscal 1999, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all Committees of the Board on which he served (during the period that he served).

                       COMPENSATION AND OTHER INFORMATION
                       CONCERNING DIRECTORS AND OFFICERS

EXECUTIVE COMPENSATION

     The following table shows compensation information with respect to services rendered to the Corporation in all capacities during the fiscal years ended October 30, 1999, October 31, 1998, and October 25, 1997, for (i) the individual who served as the Chief Executive Officer for the fiscal year ended October 30, 1999, and (ii) each of the five other most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000 in the fiscal year ended October 30, 1999 (collectively with the Chief Executive Officer, the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                   COMPENSATION(2)
                                                                   ---------------
                                                 ANNUAL                AWARDS
                                             COMPENSATION(1)         SECURITIES
                                          ---------------------      UNDERLYING       ALL OTHER
            NAME AND                       SALARY       BONUS       OPTIONS/SARS     COMPENSATION
       PRINCIPAL POSITION         YEAR      ($)         ($)(3)           (#)            ($)(4)
       ------------------         ----    --------     --------     ------------     ------------
Andrew E. Lietz.................  1999    $447,500     $500,000        45,000          $  4,752
  Chief Executive Officer,        1998     385,494      184,800        50,000             5,243
  President and Director          1997     301,647      279,503        40,000             5,581

F. Gordon Bitter (5)............  1999    $250,000     $251,875        15,000          $  2,676
  Chief Financial Officer,
  Senior Vice President and
  Treasurer

Frederick G. McNamee, III (6)...  1999    $239,519     $148,614        12,500          $  4,360
  Senior Vice President           1998     223,269(7)    54,144        40,000             3,835

Timothy P. Losik................  1999    $199,423     $186,000        12,500          $  5,947
  Senior Vice President           1998     185,237       76,960        14,500             3,943
                                  1997     159,673      158,008         4,000             5,133

Michael K. Sheehy...............  1999    $200,346     $163,680        12,500          $  4,902
  Senior Vice President           1998     155,199       59,520        17,000             4,222
                                  1997     141,032       84,375        15,000             5,412

Christopher J. Mastrogiacomo....  1999    $199,231     $163,680        12,500          $188,457(8)
  Senior Vice President           1998     180,231       69,120        14,000           175,733(9)
                                  1997     170,775      153,737         8,000           153,638(10)

---------------
 (1) Excludes perquisites and other personal benefits for fiscal 1999, 1998 and 1997, the aggregate annual amount of which for each Named Officer was less than the lesser of $50,000 or 10% of the total of annual salary and bonus reported.

 (2) The Corporation did not grant any restricted stock awards or stock appreciation rights ("SARs") or make any long term incentive plan payouts during fiscal 1999, 1998 or 1997.

 (3) Bonuses are reported in the year earned, even if actually paid in a subsequent year. Deferred cash and stock portions are subject to forfeiture if a Named Officer's employment is terminated, other than by death or disability by the Corporation for cause or by the Named Officer without the Corporation's consent. The following deferred portions of such bonus were earned in fiscal 1999 in shares of restricted stock: Mr. Lietz, $200,000 in 4,116 shares; Mr. Bitter, $100,750 in 2,073 shares; Mr. McNamee, $59,446 in 1,223 shares; Mr. Losik, $74,400 in 1,531 shares; Mr. Sheehy, $65,472 in 1,347 shares; and Mr. Mastrogiacomo, $65,472 in 1,347 shares.

 (4) Includes the following matching 401(k) contributions to the Hadco Corporation Retirement Plan (the "Retirement Plan") in fiscal 1999, 1998 and 1997, respectively: Mr. Lietz, $4,752, $4,356, and $1,387; Mr. Bitter, in 1999, $2,676; Mr. McNamee, in 1999 and 1998, respectively, $4,360 and $3,588; Mr. Losik, $5,947, $3,056, and $939; Mr. Sheehy, $4,902, $3,335 and
     $1,218; and Mr. Mastrogiacomo, $4,863, $3,015 and $1,052. For fiscal 1999, the Corporation accrued, and in December 1999 made, a contribution of $1,847,000 to the Retirement Plan, which has not yet been allocated among the participants in the Retirement Plan. Consequently, the total amount of contributions by the Corporation in fiscal 1999 to the Retirement Plan for the Named Officers cannot be set forth. Also reflects the following contributions to the Retirement Plan for fiscal 1998 and 1997, respectively (with the 1998 contributions not having been previously allocated in time to be included in the fiscal 1998 proxy statement): Mr. Lietz, $887 and $4,194; Mr. McNamee, in 1998, $247; Mr. Losik, $887 and $4,194; Mr. Sheehy,
     $887 and $4,194; and Mr. Mastrogiacomo, $887 and $4,194.

 (5) Mr. Bitter joined the Corporation in November 1998 as a Senior Vice President, Chief Financial Officer and Treasurer.

 (6) Mr. McNamee joined the Corporation in March 1998 as a Senior Vice
     President.

 (7) Mr. McNamee's salary of $223,269 for fiscal 1998 consists of $78,654 paid by Continental Circuits Corp. prior to the March 1998 acquisition of Continental Circuits Corp. by the Corporation and $114,615 paid by the Corporation from March 1998 through October 31, 1998.

 (8) Includes a payment to Mr. Mastrogiacomo in fiscal 1999 of $179,558 in tax-adjusted relocation expenses and housing allowance. Of the $179,558 paid to Mr. Mastrogiacomo, $114,142 represents payment of expenses incurred and $65,416 represents payment of taxes accrued.

 (9) Includes a payment to Mr. Mastrogiacomo in fiscal 1998 of $169,624 in tax-adjusted relocation expenses and housing allowance and $2,207 related to estate planning fees. Of the $169,624 paid to Mr. Mastrogiacomo, $144,032 represents payment of expenses incurred and $25,592 represents payment of taxes accrued.

(10) Includes a payment to Mr. Mastrogiacomo in fiscal 1997 of $148,392 in tax-adjusted relocation expenses, of which $126,611 represents payment of expenses incurred and $21,781 represents payment of taxes accrued.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table shows information regarding grants of stock options to the Named Officers during the fiscal year ended October 30, 1999. The Corporation did not grant any stock appreciation rights in fiscal 1999.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                POTENTIAL REALIZABLE
                                                      INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                                 ------------------------------------------------------------      ANNUAL RATES OF
                                   NUMBER OF     PERCENT OF TOTAL                                    STOCK PRICE
                                  SECURITIES       OPTIONS/SARS                                   APPRECIATION FOR
                                  UNDERLYING        GRANTED TO       EXERCISE OR                   OPTION TERM(2)
                                 OPTIONS/SARS      EMPLOYEES IN      BASE PRICE    EXPIRATION   ---------------------
             NAME                GRANTED(#)(1)    FISCAL YEAR(%)      ($/SH)(1)       DATE       5%($)       10%($)
             ----                -------------   -----------------   -----------   ----------    -----       ------
Andrew E. Lietz................     45,000             12.88%          $30.31       11/12/08    $857,781   $2,173,785
F. Gordon Bitter...............     15,000              4.29            30.31       11/12/08     285,927      724,595
Frederick G. McNamee, III......     12,500              3.58            30.31       11/12/08     238,272      603,829
Timothy P. Losik...............     12,500              3.58            30.31       11/12/08     238,272      603,829
Michael K. Sheehy..............     12,500              3.58            30.31       11/12/08     238,272      603,829
Christopher T. Mastrogiacomo...     12,500              3.58            30.31       11/12/08     238,272      603,829

---------------
(1) These options were granted at an exercise price equal to the fair market value of the Corporation's Common Stock on the date of grant. These options have a term of ten years from date of grant and become exercisable as to 50% of the shares on the second anniversary of the date of grant, 25% of the shares on the third anniversary of the date of grant, and the final 25% of the shares on the fourth anniversary of the date of grant.

(2) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation on the Corporation's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Corporation's estimates of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and sale of the shares and the future performance of the Corporation's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the Named Officers.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     Shown below is information with respect to options to purchase the Corporation's Common Stock granted to the Named Officers under the Corporation's stock option plans, including: (i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ended October 30, 1999;
(ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding at October 30, 1999; and (iv) the value of such unexercised in-the-money options at October 30, 1999:

                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL
                       YEAR AND FY-END OPTION/SAR VALUES

                                                                           NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                                          UNDERLYING UNEXERCISED           IN-THE-MONEY
                                           SHARES                         OPTIONS/SARS AT FY-END      OPTIONS/SARS AT FY-END
                                          ACQUIRED                         OCTOBER 30, 1999(#)        OCTOBER 30, 1999($)(2)
                                             ON            VALUE        --------------------------   -------------------------
                 NAME                    EXERCISE(#)   REALIZED($)(1)   EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                 ----                    -----------   --------------   -------------------------    -------------------------
Andrew E. Lietz........................     2,500         $62,121             96,000/153,000           $2,356,310/$1,141,550
F. Gordon Bitter.......................        --              --                  0/ 15,000                    0/    96,600
Frederick G. McNamee, III..............        --              --              6,000/ 46,500                    0/    80,500
Timothy P. Losik.......................        --              --             37,550/ 47,100              899,590/   477,360
Michael K. Sheehy......................       750         $15,563              9,750/ 46,000               34,313/   160,205
Christopher T. Mastrogiacomo...........       450         $12,336             19,400/ 46,200              310,125/   324,340

---------------
(1) Amounts disclosed in this column were calculated based on the difference between the fair market value of the Corporation's Common Stock on the date of exercise and the exercise price of the options in accordance with regulations promulgated under the Securities Exchange Act of 1934, as amended, and do not necessarily reflect amounts received by the Named Officers.

(2) Value is based on the difference between the option exercise price and the fair market value of the Corporation's Common Stock on October 30, 1999 ($36.75 per share, the last reported sale price of the Corporation's Common Stock on the New York Stock Exchange on October 29, 1999), multiplied by the number of shares underlying the options.

EMPLOYMENT ARRANGEMENTS

     In July 1998, the Corporation entered into employment agreements with each of Messrs. Lietz, McNamee, Losik and Sheehy and entered into employment agreements with Messrs. Bitter and Mastrogiacomo in November 1998 and August 1999, respectively. The employment agreement with Mr. Lietz, which replaced his prior employment agreement: (i) contains a one year non-competition agreement with respect to competing persons or entities with annual gross revenues in excess of $100 million and a one year non-solicitation provision with respect to customers or suppliers if such solicitation is for, or results in, competition with the Corporation or its Affiliates (if the Corporation terminates Mr. Lietz without cause, or if his employment is terminated by him for Good Reason or by the Corporation within six months prior to or within 24 months after a Change of Control, the non-competition and non-solicitation periods extend for such longer period during which Mr. Lietz receives severance compensation); (ii) contains a one year non-solicitation provision with respect to employees; (iii) provides for the payment of the following benefits, for a period of one year plus one month for each year of service to the Corporation for a maximum of 24 months, if Mr. Lietz's employment is terminated without cause: base salary; health, life and disability insurance; certain tax and financial planning assistance and outplacement services; prompt payment after his termination of a pro-rated bonus based on his target level and all deferred compensation owed to him at the time of the termination; (iv) provides for the payment of the above identified benefits, plus incentive compensation at his target level, for a period of three years (outplacement assistance is for only one year), if

Mr. Lietz's employment is terminated by the Corporation within six months prior to or within 24 months after a Change of Control or if Mr. Lietz terminates his employment for Good Reason within 24 months after a Change of Control. Upon a Change of Control, the Corporation has agreed to set up a Rabbi Trust prior to the consummation of the Change of Control and fund it with an amount equal to all amounts which may become due as a result of the Change of Control. The employment agreements with Messrs. Bitter, McNamee, Losik, Sheehy and Mastrogiacomo are substantially similar to that of Mr. Lietz except that (i) a termination by the Corporation within six months prior to or within 24 months after a Change of Control or a termination for Good Reason within 24 months after a Change of Control is treated as if the employment was terminated by the Corporation without cause and (ii) none of Messrs. Bitter, McNamee, Losik, Sheehy or Mastrogiacomo is entitled to receive future incentive compensation benefits in the event his employment is terminated by the Corporation within six months prior to or within 24 months after a Change of Control.

     Mr. McNamee also entered into a separate two year employment agreement with the Corporation commencing March 1998 with a base salary at that time of $235,000 per year. In connection therewith, Mr. McNamee (i) was granted a non-qualified option to purchase 40,000 shares of the Corporation's Common Stock at the fair market value on the day of grant and (ii) purchased directly from the Corporation, pursuant to a Stock Purchase Agreement 40,000 shares of Common Stock at the then fair market value. Such employment agreement provides that if Mr. McNamee's employment with the Corporation is either terminated without "cause" or is terminated by him for Good Reason (each as defined therein) during the term of the agreement, Mr. McNamee is entitled to receive his full base salary for the remainder of the term of the agreement. The agreement also contains a one year non-solicitation clause.

     Options held by the Named Officers pursuant to the Corporation's 1998 Stock Plan, Non-Qualified Stock Option Plan of November 29, 1995 and Non-Qualified Stock Option Plan of September 7, 1990, each as amended, accelerate in full immediately prior to the consummation of an Acquisition (as defined therein) of the Corporation, provided, however, that if such options are not exercised in full immediately prior to the consummation of any such Acquisition, they terminate.

     Three of Mr. Lietz's options (for 40,000, 50,000 and 45,000 shares, respectively) pursuant to the Non-Qualified Stock Option Plan of November 29, 1995 provide that if Mr. Lietz's employment terminates by reason of his retirement after age 61, such options will, rather than terminating after 90 days, continue to vest and become exercisable on the same schedule as, and shall expire on the same date as, is provided in the Option Agreements had his employment with the Corporation not so terminated.

STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock for the five fiscal years ended October 30, 1999, with the cumulative total return for the New York Stock Exchange ("NYSE") Market Index, the NASDAQ Market Index and an SIC index that includes organizations in the Corporation's Standard Industrial Classification (SIC) Code 3672 -- Printed Circuit Design (the "Peer Group"), currently consisting of 30 organizations. During October 1999, the Company's Common Stock commenced trading on the NYSE under the symbol HDC; it had previously been traded on the NASDAQ National Market under the symbol HDCO. Although no longer quoted on the NASDAQ National Market, the Company is required to show the NASDAQ Market Index for one year for comparison purposes. The comparison assumes $100 was invested on October 28, 1994 in the Corporation's Common Stock and in the foregoing Peer Group Index, NYSE Market Index and NASDAQ Market Index and assumes reinvestment of dividends, if any, in assessing total returns.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                   AMONG HADCO CORPORATION, PEER GROUP INDEX,
                   NYSE MARKET INDEX AND NASDAQ MARKET INDEX
HADCO PERFORMANCE GRAPH

                                                                                                                NASDAQ MARKET
                                         HADCO CORPORATION       PEER GROUP INDEX      NYSE MARKET INDEX            INDEX
                                         -----------------       ----------------      -----------------        -------------
Oct. 1994                                     $100.00                $100.00                $100.00                $100.00
Oct. 1995                                      318.18                 164.48                 117.39                 118.62
Oct. 1996                                      368.18                 194.64                 143.35                 139.30
Oct. 1997                                      659.09                 321.88                 186.51                 182.56
Oct. 1998                                      381.82                 344.06                 215.13                 206.42
Oct. 1999                                      445.45                 776.48                 249.59                 340.72

---------------

(1) This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act") whether such filing was made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Media General Financial Services, Richmond, Virginia, a source believed to be reliable, but the Corporation is not responsible for any errors or omissions in such information.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised of four outside directors and determines salary and bonuses of the Corporation's executive officers and administers and makes recommendations and awards under the Corporation's stock option plans.

     The Corporation's executive compensation policies are designed to provide levels of compensation that assist the Corporation in attracting, motivating and retaining qualified executives by providing a competitive compensation package based on corporate and individual performance. The Corporation's executive compensation program for fiscal 1999 consisted of the following elements: (1) base salary; (2) incentive compensation in the form of annual cash and restricted stock bonuses; and (3) long-term incentive compensation in the form of non-qualified stock options. Elements (1), (2) and (3) are administered by the Compensation Committee.

     In fiscal 1998, the Compensation Committee had hired an executive compensation consultant (the "Consultant") to review levels of executive compensation, including salary, incentive compensation and stock options for the Chief Executive Officer and the other executive officers and senior management of the Corporation and to provide recommendations to the Compensation Committee regarding guidelines for future compensation for such individuals.

     The base salaries of the Corporation's executive officers, including the Chief Executive Officer, are periodically compared by the Compensation Committee with survey data of the base salaries of executives in comparable industries. In fiscal 1999, the Compensation Committee reviewed the base salaries of the Corporation's executive officers in light of the survey data that had been compiled by the Consultant. The companies (the "Peer Group") used for this comparison of base salaries were a different and slightly smaller group than the companies in the peer group used for comparison in the Corporation's Stock Performance Graph. The Compensation Committee felt that using this different Peer Group, consisting of electronics and technology companies (not just printed circuit companies), for this comparison was appropriate because it believed the responsibilities of the Corporation's executive officers to be more comparable to those of this Peer Group in the electronics industry than to just those of printed circuit companies.

     In November 1998, the Compensation Committee reviewed the base salaries of the Corporation's Chief Executive Officer and other executive officers in light of the analysis of the Peer Group from the Consultant. Given the Corporation's performance and the overall condition in the industry, the Compensation Committee did not increase executive salary levels in line with the Peer Group, but did accept the Chief Executive Officer's recommendation of smaller increases in salaries. The Compensation Committee decided that over the next several years, efforts would be made to bring executive salaries into line with those of the Peer Group based on attainment of certain incentive targets. The Compensation Committee acknowledged that future increases would be necessary and appropriate for the Corporation to maintain competitiveness with the compensation offered by the above Peer Group

     The Hadco Corporation Executive Incentive Compensation Deferred Bonus Plan, as Amended and Restated July 1, 1998 (the "Bonus Plan"), provides incentives to key executives, including the Chief Executive Officer, of the Corporation. Fiscal 1999 bonuses under the Bonus Plan for executives, except the Chief Executive Officer, were determined by the Compensation Committee based on a targeted percentage of each executive's base cash salary at fiscal 1999 year-end adjusted by both (i) relative performance against the median average Return on Invested Capital for the Peer Group and (ii) a percentage factor determined by the Compensation Committee and based on the Chief Executive Officer's evaluation of the executive's individual performance. The formula for the fiscal 1999 bonus calculations was slightly revised from fiscal 1998. The Compensation Committee updated the specific benchmark relating to measurement of Peer Group performance to include the three most recent years, 1996, 1997 and 1998. The fiscal 1999 bonus under the Bonus Plan for the Chief Executive Officer was determined based on individual performance along with a review of the Corporation's overall performance.

     Under the Bonus Plan, for fiscal 1999, individuals received 60% of the bonus in cash and the remaining 40% in shares of restricted stock of the Corporation under the Corporation's 1998 Stock Plan. Such restricted stock is subject to forfeiture if an individual's employment is terminated, other than by death or disability, by the Corporation for cause or by the individual without the Corporation's consent.

     The Compensation Committee determined that the Corporation was to utilize stock options as both a reward and incentive for executive performance and to align management interests with shareholder interests. In determining the stock option portion of the executive officers' (except the Chief Executive Officer's) compensation (i.e., number of stock options granted to each individual executive officer), the Compensation Committee determined that long-term incentive targets would be based on the median percent of salary in the Peer Group for each executive position and recommendations of the Chief Executive Officer. In addition, in determining levels of awards of stock options to executive officers, the Compensation Committee also took into account the number of options already outstanding or previously granted to each executive officer, the exercise price of the options in light of current market value per share as a reflection of current value, and the time outstanding before expiration of the respective options.

     In determining the stock option portion of the Chief Executive Officer's compensation for fiscal 1999, the Compensation Committee took into account long-term incentive targets based on the median percent of salary in the Peer Group for chief executive officers, general corporate performance and the personal performance of the Chief Executive Officer. In making its determination as to stock option grant levels for the Chief Executive Officer, the Compensation Committee also took into consideration the following factors which are considered in establishing such levels for the other executive officers: the number of options already outstanding or previously granted to the Chief Executive Officer, the exercise price of the options in light of current market value per share as a reflection of current value, and the time outstanding before expiration of the options.

     Pursuant to sec.162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Corporation may deduct in a fiscal year no more than $1,000,000 of compensation for covered executive officers other than compensation that is "performance based" within the meaning of sec.162(m) of the Code. The Compensation Committee has not addressed this issue for cash compensation because the cash compensation of the Corporation's executive officers subject to the deduction limitation rules of sec.162(m) of the Code has not in the past exceeded $1,000,000. Option grants and stock awards pursuant to the Non-Qualified Stock Option Plan of November 29, 1995 and the 1998 Stock Plan are intended to qualify as "performance-based" compensation, and such Plans are the only equity-related plans of the Corporation that the Board of Directors currently believes appropriate to bring into compliance with sec.162(m) of the Code.

         Respectfully submitted
         by the Compensation Committee:

         James C. Taylor, Chairman
         John E. Pomeroy
         John F. Smith
         Mauro J. Walker*
---------------

* Mr. Walker joined the Compensation Committee on March 3, 1999.

COMPENSATION OF DIRECTORS

     During fiscal 1999, each Non-Employee Director was entitled to receive an annual fee of $20,000 payable in shares of Restricted Stock of the Corporation (the "Annual Fee"). During fiscal 1999, the Corporation paid each Non-Employee Director additional fees of $750 for each meeting attended, plus $500 for each additional Committee meeting held on the same day, and each Chairman of a Committee of the Board of Directors received an additional annual fee of $2,000 (collectively, the "Additional Fees"). Any Board or Committee meeting exceeding five hours is deemed to be an additional meeting for purposes of payment of the above additional $500 fee. Under the Outside Directors' Compensation Plan of 1998 (the "Outside Directors' Plan"), a Non-Employee Director can (i) elect to receive all or a portion of the Additional Fees in shares of Restricted Stock of the Corporation, and (ii) elect to defer all or part of the payment of the Annual Fee and the Additional Fees. Pursuant to the Outside Directors' Plan, on or before the last day of the month preceding each annual meeting of stockholders, each eligible Non-Employee Director may elect to have a percentage of the Additional Fees specified by him paid in Restricted Stock instead of in cash, and may then elect deferral of payment of a specified percentage of the Annual Fee and Additional Fees. Once made, the deferral remains in effect until otherwise revoked in accordance with the terms of the Outside Directors' Plan, and shall defer payment until such director no longer serves on the Board of Directors. A deferral account shall be set up for each participating Non-Employee Director and such account shall be credited with a Common Stock Equivalent for each share of Restricted Stock such Non-Employee Director would have received had no deferral been elected. Except in the case of emergencies, distribution shall occur from this account when the director no longer serves on the Board of Directors, and such director shall then receive one share of Restricted Stock for each Common Stock Equivalent in his deferral account and cash, including interest or dividends accrued or earned as appropriate pursuant to the Outside Directors' Plan. Mr. Pomeroy and Mr. Walker elected to defer the payment of the shares of Restricted Stock of the Corporation constituting the Annual Fee. No Non-Employee Director has elected to receive any portion of the Additional Fees in shares of Restricted Stock. In fiscal 1999, each Non-Employee Director (who was a director for the entire year) received an aggregate of 569 shares of Restricted Stock of the Corporation; 327 shares each on March 3, 1999 ($10,000/$30.56 per share, the fair market value of the Corporation's Common Stock on March 2, 1999) and 242 shares each on September 2, 1999 ($10,000/$41.31 per share, the fair market value of the Corporation's Common Stock on September 2, 1999). Mr. Pomeroy and Mr. Walker each received Certificates of Entitlement for 327 shares and 242 shares of Restricted Stock on March 3, 1999 and September 2, 1999, respectively.

     In addition, under the Corporation's 1991 Non-Employee Director Stock Option Plan (the "Director Option Plan"), which was amended with the approval of the stockholders at the Annual Meeting of Stockholders on February 26, 1997, each person who becomes a director for the first time and is not an employee of the Corporation is automatically granted an option to purchase 15,000 shares of Common Stock at the then current fair market value, with provision in such Director Option Plan for acceleration of vesting upon a change of control as defined therein. Each Non-Employee Director who was a member of the Board of Directors on February 26, 1997 and who then had five years of service in such capacity was automatically granted on February 26, 1997, and will be granted on each anniversary of service in such capacity thereafter, without further action by the Board of Directors, an option to purchase three thousand (3,000) shares of the Corporation's Common Stock. Each Non-Employee Director who was a member of the Corporation's Board of Directors on February 26, 1997 and who did not then have at least five years of service in such capacity but who subsequently achieves five years of service in such capacity, and each person who in the future is elected for the first time as a Non-Employee Director and subsequently achieves five years of service in such capacity, would each be automatically granted, on the date of his or her fifth anniversary of service in such capacity and on each anniversary of service in such capacity thereafter, without further action by the Board of Directors, an option to purchase three thousand (3,000) shares of the Corporation's Common Stock. The Director Option

Plan requires that options granted thereunder shall expire on a date which is seven (7) years from the date of option grant. The above option to purchase 15,000 shares first becomes exercisable to the extent of one-fifth of the shares covered by the option on the date of grant; thereafter, one-fifth of the shares covered by such option will become exercisable on each anniversary of the option grant commencing with the first anniversary of the option grant. The above options to purchase three thousand (3,000) shares granted or to be granted in the future, vest in the optionee immediately upon grant.

     In June 1999, Mr. Patrick Sweeney resigned as a member of the Corporation's Board of Directors. In connection with his resignation, he entered into a consulting agreement with the Corporation providing that he would serve as a consultant to the Corporation through December 31, 2000. Under the agreement, Mr. Sweeney is paid at the rate of $36,000 per year for performing such duties and responsibilities as may be reasonably requested of him by the President of the Corporation, with such duties contemplated as including domestic and international marketing and public relations services. The consulting agreement contains a confidentiality provision as well as non-competition and non-solicitation provisions during the term of the agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 1999, Mr. Mastrogiacomo, a Senior Vice President of the Corporation, had a loan from the Corporation in the aggregate principal amount of $100,000 (the "Loan"). The Loan was paid in full in October 1999. Interest accrued on the Loan at the annual rate of 5.68% and was paid monthly by Mr. Mastrogiacomo through payroll deductions.

     Mr. Hamilton, Clerk of the Corporation, is a partner in the law firm of Hamilton & Dahmen, LLP, which serves as general counsel to the Corporation. The Corporation paid Hamilton & Dahmen, LLP fees of $361,111 for professional services rendered in fiscal 1999.

                              PROPOSAL TO APPROVE
                      HADCO CORPORATION OUTSIDE DIRECTORS'
                           COMPENSATION PLAN OF 2000

     Shareholders are being asked to approve the Corporation's Outside Directors' Compensation Plan of 2000 (the "2000 Plan"). The 2000 Plan provides
(i) that all annual fees (the "Annual Fees") of the directors of the Corporation who are neither officers nor employees of the Corporation (individually, an "Outside Director" and collectively, the "Outside Directors") will be paid in stock subject to various restrictions (the "Restricted Stock"), (ii) that an Outside Director may elect that all or a portion of any other fees earned in any year of service for attendance at meetings of the Board of Directors, committee meetings or serving as a Chairman of a committee (the "Additional Fees"), may be paid in cash or Restricted Stock; and (iii) that an Outside Director may elect to defer the payment of all or a portion of the Restricted Stock payment constituting either Annual Fees or Additional Fees or the cash payment, if any, constituting Additional Fees. The Board of Directors believes that the approval of the 2000 Plan is in the best interests of the Corporation because the 2000 Plan aligns the interests of the Outside Directors more closely with the interests of other shareholders of the Corporation, encourages the highest level of Outside Director performance by providing the Outside Directors with a direct interest in the Corporation's attainment of its financial goals, and helps attract and retain qualified Outside Directors. The Corporation can not at the present time determine how many shares of Restricted Stock each Outside Director may receive in connection with any specific payment of Annual Fees or Additional Fees if the 2000 Plan is approved by shareholders.

     The Board of Directors adopted the 2000 Plan in December 1999 subject to shareholder approval. Below is a summary description of the principal provisions of the 2000 Plan, assuming shareholder approval. The summary is not necessarily complete and is qualified in its entirety by reference to the full text of the 2000 Plan, which is attached to this Proxy Statement as Appendix A.

SUMMARY OF THE 2000 PLAN

     Purposes. The purposes of the 2000 Plan are to align the interests of Outside Directors more closely with the interests of other shareholders of the Corporation, to encourage the highest level of Outside Director performance by providing Outside Directors with a direct interest in the Corporation's attainment of its financial goals, and to help attract and retain qualified Outside Directors.

     Shares Subject to the 2000 Plan. A maximum of 50,000 shares of Common Stock have been authorized for issuance under the 2000 Plan, and any increase in the number of authorized shares subject to the 2000 Plan requires stockholder approval.

     Restricted Stock. Restricted Stock shall be Common Stock of the Corporation subject to various terms and conditions as imposed from time to time by the Board of Directors or the Compensation Committee of the Board of Directors (the "Compensation Committee") which shall include restrictions on the sale, exchange, transfer or any other disposition of such shares. Such restrictions shall lapse at the earlier of (i) the time at which the Outside Director no longer serves on the Board of Directors or (ii) the time at which the Board of Directors or the Compensation Committee has determined that such stock restrictions should lapse.

     Eligibility. Only Outside Directors are eligible to participate in the 2000 Plan.

     Administration. The Board of Directors has full power and authority to administer, interpret and construe the 2000 Plan. The 2000 Plan is administered by the Compensation Committee, which currently consists of Messrs. Taylor (Chairman), Pomeroy, Smith and Walker, four non-employee directors of the Corporation. Subject to the provisions of the 2000 Plan, the Compensation Committee has the authority to, among other things, make all determinations and take all actions necessary or advisable for the implementation and administration of the 2000 Plan, to adopt, amend and rescind regulations relating to the 2000 Plan and impose any appropriate limitations and restrictions in connection with the 2000 Plan.

     Payment of Fees. An Outside Director's entire Annual Fee shall be distributed to the Outside Director in the form of Restricted Stock. Any Additional Fees, in amounts to be set by the Board of Directors from time to time, may be paid at the election of the Outside Director in either cash or Restricted Stock. If the Outside Director fails to elect a form of payment, the total amount of Additional Fees shall be paid in cash. All payments, distributions or credits of amounts in connection with an Outside Director's Annual Fee or Additional Fees shall be made not less often than semi-annually. If payments are made semi-annually, the first payment, distribution or credit is to occur each year on the date of the annual meeting of the stockholders of the Corporation and the second payment, distribution or credit is to occur on the date which is six months after the date of the annual meeting of the stockholders of the Corporation.

     Deferral Elections. On or before the last day of the month preceding each annual meeting of stockholders, each eligible Outside Director may elect to have all or a portion of the Additional Fees specified by him or her paid in Restricted Stock instead of cash, and may also elect to defer the payment of all or a portion of his or her Restricted Stock payment constituting either Annual Fees and Additional Fees or the cash payment, if any, constituting Additional Fees (the "Deferral Election"). Any amount deferred by an Outside Director shall be credited to an account established by the Corporation for the Outside Director electing such deferral (the "Deferral Account"). Any amounts deferred by the Outside Director as Restricted Stock shall be credited to the Outside Director's Deferral Account in the form of hypothetical shares of Common Stock of the Corporation which shall have a value equal to the fair market value of the Corporation's Common Stock on the date of payment to the Outside Director (the "Common Stock Equivalents"). Once an Outside Director makes a Deferral Election, the Deferral Election remains in effect until otherwise revoked in accordance with the 2000 Plan, and shall defer payment until such Outside Director no longer serves on the Board of Directors. Except in the case of emergencies, distribution of his or her Deferral Account shall occur promptly following the time when the Outside Director no longer serves on the Board of Directors, and such Outside Director shall then receive one share of Common Stock of the Corporation for each Common Stock Equivalent in his or her Deferral Account and cash, including interest or dividends accrued or earned as appropriate pursuant to the 2000 Plan.

     Federal Income Tax Consequences. Any fees received under the 2000 Plan by an Outside Director currently, in cash or Restricted Stock, will constitute taxable income equal to the amount of such cash or the fair market value of such Restricted Stock. If an Outside Director makes a Deferral Election with respect to Restricted Stock or cash, such Outside Director will have taxable income in the year in which such Restricted Stock or cash is paid and in an amount equal to the fair market value of any such Restricted Stock received plus the amount of any cash received, including any interest or dividends credited to such Restricted Stock or cash. Whether or not an Outside Director makes a Deferral Election with respect to payments of Restricted Stock or Additional Fees, the Corporation will not be allowed a tax deduction for such payments until they are actually paid to such Outside Director.

     Amendment and Termination. The Corporation may amend, alter, modify or revoke in whole or in part the 2000 Plan at any time subject, in certain cases as set forth in the 2000 Plan, to the consent of the Outside Directors that may be affected by such amendment, alteration, modification or revocation, and subject to stockholder approval for any increase in the authorized shares subject to the 2000 Plan.

     The affirmative vote of stockholders holding at least a majority of the voting stock of the Corporation voting in person or by proxy at the Annual Meeting of Stockholders and entitled to vote is required for the approval of the 2000 Plan.

     The Board recommends a vote FOR the approval of the 2000 Plan.

OPTION INFORMATION

     The Corporation's Restated Articles of Organization, as amended, currently authorizes the issuance of up to 50,000,000 shares of Common Stock. As of December 10, 1999, authorized shares of the Corporation were issued and outstanding or subject to outstanding options or reserved for future grants as follows:

ISSUED AND OUTSTANDING SHARES OF COMMON STOCK...............  13,662,015

                                                           SHARES SUBJECT      SHARES RESERVED
                                                                 TO                  FOR
                                                         OUTSTANDING OPTIONS    FUTURE GRANTS
                                                         -------------------   ---------------
STOCK-BASED COMPENSATION PLANS:
     1998 Stock Plan...................................         386,800             584,310
     +1998 Outside Directors' Compensation Plan........               0               3,823
      1997 Employee Stock Purchase Plan................               0             307,144
      November 29, 1995 Stock Option Plan..............         972,755              24,620
      1991 Directors' Stock Option Plan................          69,000             141,000
     *September 1990 Stock Option Plan.................         396,945                   0
     *December 1986 Stock Option Plan..................          24,540                   0
                                                              ---------           ---------
          Totals.......................................       1,850,040           1,060,897
                                                              ---------           ---------

---------------
+ Subject to approval by the shareholders of the Hadco Corporation Outside
  Directors' Compensation Plan of 2000, the Board of Directors does not intend to issue any further shares under this Plan.

* The Board of Directors of the Corporation has voted not to issue any more options under these Plans and will not grant any more options under them in the future.

     All of the currently outstanding options granted pursuant to the above December 1986 Stock Option Plan will expire no later than March 2000. The outstanding options under all of the above stock-based compensation plans, as of December 10, 1999 were held as follows:

                                                              SHARES SUBJECT
                                                                TO OPTIONS
                                                              --------------
All executive officers as a group...........................      695,800
All current directors (who are not executive officers) as a
  group.....................................................       69,000
All employees (who are not executive officers) as a group...    1,085,240

                     RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the firm of Arthur Andersen LLP, independent certified public accountants, to serve as auditors for the fiscal year ending October 28, 2000. Arthur Andersen LLP has served as the Corporation's auditors and outside accountants since 1966. It is expected that a member of the firm will be present at the Annual Meeting of Stockholders with the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The directors recommend a vote FOR ratification of this selection. The ratification of this selection is not required under the laws of the Commonwealth of Massachusetts, where the Corporation is incorporated, but the results of this vote will be considered by the Board of Directors in selecting auditors for future fiscal years.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Corporation must be received at the Corporation's principal executive offices not later than October 2, 2000. The deadline for providing timely notice to the Corporation of matters that stockholders otherwise desire to introduce at the next annual meeting of stockholders of the Corporation is December 14, 2000. In order to curtail controversy as to the date on which a proposal was received by the Corporation, it is suggested that all notices of proposals by stockholders should be sent Certified Mail -- Return Receipt Requested to the attention of: F. Gordon Bitter, Hadco Corporation, 12A Manor Parkway, Salem, New Hampshire 03079.

                           EXPENSES AND SOLICITATION

     The cost of solicitation of proxies will be borne by the Corporation, and in addition to soliciting stockholders by mail through its regular employees, the Corporation may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Corporation registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Corporation may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires the Corporation's directors, executive officers and holders of more than 10% of the Corporation's Common Stock (collectively, "Reporting Persons") to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock of the Corporation. Such persons are required by regulations of the Commission to furnish the Corporation with copies of all such filings. Based on its review of the copies of such filings received by it with respect to the fiscal year ended October 30, 1999 and written representations from certain Reporting Persons, the Corporation believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended October 30, 1999.

                                                                      APPENDIX A

                               HADCO CORPORATION
                  OUTSIDE DIRECTORS' COMPENSATION PLAN OF 2000

     1. PURPOSE AND ESTABLISHMENT. Hadco Corporation (the "Company"), hereby establishes the Hadco Corporation Outside Directors' Compensation Plan of 2000 (the "Plan") for those directors of the Company who are neither officers nor employees of the Company. All an eligible director's annual fee will be paid in Restricted Stock of the Company and all or a portion of the Additional Director Fees (hereinafter defined) may be paid in Restricted Stock of the Company at the option of the director. The Plan also provides the opportunity for eligible directors to request that the Company defer payment of that portion of the annual fee or Additional Director Fees taken as shares of Restricted Stock of the Company, and further allows such directors to defer Additional Director Fees taken as cash payments, as described more fully below. The purposes of this Plan are to align the interests of such directors more closely with the interests of other shareholders of the Company, to encourage the highest level of director performance by providing such directors with a direct interest in the Company's attainment of its financial goals, and to help attract and retain qualified directors.

     2.  DEFINITIONS.

        a. "Additional Director Fees" means all those fees, in addition to the annual fee, that an Outside Director (hereinafter defined) may be entitled to in any year of service for attendance at Board or committee meetings and/or serving as a chairman of a committee.

        b. "Board" means the Board of Directors of the Company.

        c. "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        d. "Committee" means the Compensation Committee of the Board.

        e. "Common Stock Equivalent" means a hypothetical share of Stock which shall have a value on any date equal to the Fair Market Value of one share of Stock on that date. The amount distributed to an Outside Director pursuant to
Section 7 hereof shall be that number of shares of Stock equal to the number of Common Stock Equivalents then in the participating Outside Director's Deferral Account.

        f. "Deferral Account" means the bookkeeping account established by the Company in respect of each Outside Director pursuant to Section 6.3 hereof and to which shall be credited the Common Stock Equivalents into which deferred portions of the annual fee and/or Additional Director Fees are converted, and to which dividends are credited, and to which deferred cash payments, plus accrued interest, of the Additional Director Fees are credited pursuant to the Plan.

        g. "Effective Date" means the date on which this Plan is approved by the stockholders of the Company.

        h. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

        i. "Fair Market Value" means as of any applicable date: (i) if the Company's Stock is actively traded in the established over-the-counter market, the mean between the bid and asked prices quoted in such over-the-counter market at the close on the date nearest preceding the applicable date; (ii) if such Stock is listed on any national exchange, or traded in the NASDAQ National Market, the mean between the high and low sale prices quoted on such exchange or market on the trading day nearest preceding the applicable date; or (iii) if the Stock is not publicly traded, the value as determined from time to time by the Board.

        j. "Outside Director" means a member of the Board who is neither an officer nor an employee of the Company, who was elected or appointed to the Board in a manner prescribed in the Bylaws of the Company.

        k. "Restricted Stock" means shares of Stock of the Company subject to terms and conditions as imposed from time to time by the Committee or Board, which shall include the following:

          (i) Restricted Stock awards may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the terms of the Plan and each transfer agent for the Stock shall be instructed to such effect.

          (ii) At such time as the Outside Director ceases to serve on the Board, or upon such earlier date as the Committee or Board shall determine, the restrictions imposed by the Plan shall lapse.

        l. "Stock" means the $0.05 par value common stock of the Company.

        m. "Payment Date" means each of the dates each year on which the Company pays the annual fee and Additional Director Fees to Outside Directors pursuant to Section 5.

     3.  PLAN ADMINISTRATION.

        3.1 The Board shall have full power and authority to administer, interpret and construe the Plan, any forms and constructions thereof and any action thereunder.

        3.2 The Committee shall have the power and authority to administer the Plan, including the power and authority to:

          a. Impose such limitations, restrictions, and conditions as shall be deemed appropriate;

          b. Adopt, amend and rescind administrative guidelines and other rules and regulations relating to the Plan, including the power to change the dates by which deferral requests must be submitted to the Clerk and the sole discretion as to whether deferral and distribution requests made under the Plan are approved; and

          c. Make all other determinations and take all other actions necessary or advisable for the implementation and administration of the Plan.

        3.3 Notwithstanding the foregoing, the Committee shall have no authority, discretion or power to alter any terms or conditions specified in the Plan, except in the sense of administering the Plan subject to the provisions of the Plan.

     4.  STOCK SUBJECT TO THE PLAN.

        4.1 Number of Shares. There shall be authorized for issuance under the Plan, in accordance with the provisions of the Plan, 50,000 shares of Stock, subject to the approval of the stockholders of the Company. This authorization may be increased from time to time by approval of the Board, subject to the approval of the stockholders of the Company. The Company shall at all times during the term of the Plan retain as authorized and unissued Stock at least the number of shares from time to time required under the provisions of the Plan. The shares of Stock issuable hereunder shall be authorized and unissued shares or previously issued and outstanding shares of Stock reacquired by the Company.

        4.2 Other Shares of Stock. Any shares of Stock subject to a Common Stock Equivalent which for any reason are not issued to an Outside Director shall automatically become available again for use under the Plan.

        4.3 Adjustments Upon Changes in Stock. If there shall be any change in the Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, spin-off, split up, dividend in kind or other change in the corporate structure, appropriate adjustments shall be made by the Committee (or if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) in the aggregate number and kind of shares subject to the Plan, and the number and kind of shares which may be issued under the Plan. Appropriate adjustments may also be made by the Committee in the terms of Common Stock Equivalents under the Plan to reflect such changes and to modify any other terms on an equitable basis as the Committee in its discretion determines.

     5.  PAYMENT OF FEES.

        5.1 Payment of Annual Fees. Each Outside Director who serves as a director shall be entitled to payment of an annual fee in such an amount as determined by the Board from time to time. The entire annual fee shall be distributed to the Outside Director as Restricted Stock or, if the Outside Director elects to defer payment as set forth below, shall be credited to the Outside Director's Deferral Account as Common Stock Equivalents.

        5.2 Payment of Additional Director Fees. In addition to the annual fee, Outside Directors may be entitled to additional fees for attendance at Board or committee meetings and/or serving as chairman of a committee. Such Additional Director Fees are in amounts to be set from time to time by the Board. An Outside Director may choose to accept payment of these Additional Director Fees in cash or Restricted Stock, and the Outside Director may also elect to have such cash or Restricted Stock payments deferred as set forth in
Section 6.1 below. If the Outside Director fails to make an election regarding the form of payment, the total amount of the Additional Director Fees shall be paid in cash.

        5.3 Payment Dates. All payments, distributions or credits of amounts in connection with the Outside Director annual fee or Additional Director Fees shall be made not less than semi-annually. If payments are made semi-annually, the first payment, distribution or credit is to occur each year on the date of the annual meeting of the stockholders of the Company and the second payment, distribution or credit is to occur on the date which is six months after the date of the annual meeting of the stockholders of the Company.

     6.  DEFERRAL ELECTIONS.

        6.1 Deferral Elections for Outside Directors. An Outside Director may elect, in writing, on or before the last day of the month preceding each annual meeting of stockholders, on a form to be prescribed by the Clerk of the Company, the following:

          a. To defer the payment of all or any part of the Restricted Stock payment constituting the Outside Director annual fee to be earned during the period immediately following the annual meeting of stockholders and ending on the date of the next succeeding annual meeting of stockholders. The Outside Director shall specify on the election form the percentage amount of the Restricted Stock payment constituting the annual fee to be deferred. Amounts deferred by an Outside Director pursuant to this Section 6.1(a) shall be converted into Common Stock Equivalents in accordance with
     Section 6.3.

          b. To receive payment of all or a specified percentage of the Additional Director Fees to be earned during the period immediately following the annual meeting of stockholders and ending on the date of the next succeeding annual meeting of stockholders, in Restricted Stock rather than cash. The Outside Director shall specify on the election form the percentage amount to be paid in cash and the percentage amount to be paid in Restricted Stock.

          c. To defer the payment of all or any portion of the Additional Director Fees taken as a cash payment. The Outside Director shall specify on the election form the percentage amount of the cash payment constituting the Additional Director Fees to be deferred.

          d. To defer the payment of all or any portion of the Additional Director Fees taken as Restricted Stock payments pursuant to subsection (b) of this Section. The Outside Director shall specify on the election form the percentage amount of the Restricted Stock payment constituting the Additional Director Fees to be deferred. Amounts deferred by an Outside Director pursuant to this Section 6.1(d) shall be converted into Common Stock Equivalents in accordance with Section 6.3.

        Once made, the election shall remain in effect until revoked by the participating Outside Director. Such revocation shall become effective for Outside Directors' fees earned for the period beginning immediately following the annual meeting of stockholders next occurring after such revocation notice.

        6.2 Deferral Elections for Outside Director Candidates. Any individual who is a candidate for election to the Board as an Outside Director may make elections, as listed in Section 6.1 above, regarding the payment of the annual fee and Additional Director Fees to be earned during the period beginning with the date of his or her election and ending on the date of the next succeeding annual meeting of stockholders. The election shall be made in writing, on or before the last day of the month preceding the annual meeting of stockholders prior to his or her election, on a form to be prescribed by the Clerk of the Company.

        6.3 Establishment of Deferral Accounts. There shall be established for each participating Outside Director an account which shall reflect the cash or Restricted Stock amounts deferred by the participating Outside Director which would otherwise have been paid to such Outside Director had no election to defer been made. Fees deferred by an Outside Director shall be credited to such Deferral Account as of each Payment Date or such other date that such amounts would otherwise have been paid or distributed to the Outside Director. Restricted Stock amounts that the Outside Director elects to defer shall be converted to Common Stock Equivalents based on the Fair Market Value as of the Payment Date. A statement will be sent to each participating Outside Director as to the balance of his or her Deferral Account at least once each calendar year.

        6.4 Term of Deferrals. A deferral request made pursuant to Section 6.1 and approved by the Company shall defer the payment with respect to which the request was made until the participating Outside Director leaves the Board.

        6.5 Deferral Elections -- First Year of the Plan. Elections to defer payment of all or a portion of the Restricted Stock constituting the annual fee, to have payment of all or any portion of the Additional Director Fees made in the form of Restricted Stock, or to defer the cash or Restricted Stock payments constituting Additional Director Fees shall be made by the Outside Director, in writing, on a form to be prescribed by the Clerk of the Company, on or before the 30th day following the Effective Date of this Plan.

     7.  DISTRIBUTION OF DEFERRED AMOUNTS.

        7.1 Distribution of Accounts. As soon as practicable following termination of service as an Outside Director, an Outside Director shall receive a distribution of his or her Deferral Account. Distribution of all deferred amounts shall be made in one lump sum. Distribution of deferred cash amounts shall be made in cash and shall include interest earned pursuant to Section 7.4. Distribution of the Restricted Stock amounts shall consist of one share of Stock for each Common Stock Equivalent credited to such Outside Director's Deferral Account as of the Payment Date immediately preceding the date of distribution, plus any dividends credited to such account pursuant to Section 7.3.

        7.2 Distribution to a Deceased Outside Director's Estate. In the event of an Outside Director's death before the distribution of his or her Deferral Account, payment of the Outside Director's Deferral Account shall then be made to the beneficiary designated by the Outside Director pursuant to Section 8.1 or, in the absence of a designation of beneficiary pursuant to Section 8.1, to his or her estate, in the time and manner selected by the Committee. If no beneficiary is designated, then the Committee may take into account the application of any duly appointed administrator or executor of an Outside Director's estate and direct that the balance of the Outside Director's Deferral Account be paid to his or her estate in the manner requested by such application.

        7.3 Hypothetical Dividends on Common Stock Equivalents. Dividends and other distributions on Common Stock Equivalents shall be deemed to have been paid as if such Common Stock Equivalents were actual shares of Stock issued and outstanding on the respective record or distribution dates. Common Stock Equivalents shall be credited to the Outside Director's Deferral Account on the basis of the value of the dividend or other distribution and the Fair Market Value of the Common Stock Equivalents on the date of the announcement of the dividend or distribution. Credits to an Outside Director's Deferral Account for dividends or distributions shall be made on the same day as dividends or other distributions are otherwise paid. Fractional shares shall be credited to an Outside Director's Deferral Account cumulatively, but the balance of shares of Common Stock Equivalents in an Outside Director's Deferral Account shall be rounded to the next lower whole share for any distributions to such Outside Director pursuant to this Section 7. The value of any fractional share shall be paid to the Outside Director in cash.

        7.4 Interest on Deferred Cash Payments. Interest shall be accrued and credited on deferred cash amounts, to be compounded annually, until distribution is made to the participating Outside Director under the Plan. The interest rate shall be a flat rate of six percent (6%) per annum, or such other rate as determined from time to time by the Board.

        7.5 Emergency Payments. In the event of an "unforeseeable emergency" as defined herein, the Committee may determine the amounts payable under Section 7 hereof and pay all or a part of such amounts in shares of Stock to the extent the Committee determines that such action is necessary in light of immediate and substantial needs of the Outside Director occasioned by severe financial hardship. For the purposes of this Section, an "unforeseeable emergency" is a severe financial hardship to the Outside Director resulting from a sudden and unexpected illness or accident of the Outside Director or of a dependent (as defined in Section 152(a) of the Code) of the Outside Director, loss of the Outside Director's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Outside Director. Payments shall not be made pursuant to this Section to the extent that such hardship is or may be relieved: (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Outside Director's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of the Outside Director's deferrals under the Plan. Such action shall be taken only if an Outside Director (or an Outside Director's legal representatives) signs an application describing fully the circumstances which are deemed to justify the payment, together with an estimate of the amounts necessary to prevent such hardship, which application shall be approved by the Committee after making such inquiries as the Committee deems necessary and appropriate.

     8.  DESIGNATION OF BENEFICIARY.

        8.1 Designation. In the event of the death of a participating Outside Director at a time when deferred amounts remain credited to the Outside Director's Deferral Account, such amounts will be paid to the beneficiary designated to receive such deferred amounts on a form to be supplied by and filed with the Clerk of the Company, if such named beneficiary survives the participating Outside Director. If no beneficiary designation has been filed with the Clerk, or if the designated beneficiary does not survive the participating Outside Director, such deferred amounts shall be distributed pursuant to the terms of Section 7.2.

        8.2  Incapacity of the Participating Outside Director or
Beneficiary. If the Company shall find that any person to whom any amount is payable under this Plan has been judicially declared incompetent to carry on his or her own affairs or is a minor, distribution or payment of amounts due hereunder may be made to a duly appointed guardian or other legal representative in accordance with the applicable provisions of this Plan. Any such distribution or payment shall completely discharge any obligations or liabilities of the Company under this Plan with respect to such distributions or payments.

     9. RIGHT TO AMEND, ALTER OR REVOKE. The Company reserves the right to amend, alter, modify or revoke in whole or in part this Plan at any time; provided, however, that with respect to amounts as to which the period of deferral has commenced at the time of the Company's exercise of its rights under this Section 9, no exercise of such rights shall result in a forfeiture of such deferred amounts, a change in the time of payment of amounts, a change in terms and conditions under which forfeiture of such deferred amounts may occur, or a change in the provisions of this agreement governing the crediting of dividends on such deferred amounts, without the consent of the participating Outside Director(s) affected by such exercise of rights, except as otherwise provided in this Plan. However, the Company's right to increase the authorized shares of Stock under the Plan, except as provided in Section 4.3, is subject to the approval of the stockholders of the Company. Further, without the prior approval of the Company's stockholders, Restricted Stock issued under the Plan will not be repriced, replaced or regranted through cancellation or otherwise.

     10. GENERAL CREDITOR STATUS. Each Outside Director, and each other recipient of an Outside Director's Deferral Account pursuant to Section 7, shall be and remain an unsecured general creditor of the Company with respect to any payments due and owing to such Outside Director hereunder. All payments to persons entitled to benefits hereunder shall be made out of the general assets, and shall be the sole obligations, of the Company. The Plan is a promise to pay benefits in the future and it is the intention of the parties that it be "unfunded" for tax purposes (and for purposes of Title I of the Employment Retirement Income Security Act ("ERISA")).

     11. GOVERNING LAW. This Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts.

     12. NO TRUST, LEGAL OR BENEFICIAL OWNERSHIP INTENDED. No trust agreement is to be deemed created for the benefit of any participating Outside Director, or the Outside Director's beneficiary, executors, administrators, heirs, assigns or legal representatives, as a result of this Plan. Similarly, no legal or beneficial interest in any of the Company's assets is intended to be conferred by the terms of the Plan.

     13. PROHIBITION OF ALIENATION. The right of the participating Outside Director or the Outside Director's designated beneficiary or any other person to the payment of amounts due under the Plan may not be assigned, transferred, pledged or encumbered except as otherwise provided in this Plan.

     14. BINDING EFFECT. The Plan, except as otherwise provided herein, shall be binding upon and inure to the benefit of the Company, the Board, the Committee, its successors and assigns and participating Outside Directors, their designated beneficiary, heirs, executors, administrators and legal representatives.

     15. DISTRIBUTION UPON FINDING OF INCLUSION OF DEFERRED AMOUNTS IN GROSS INCOME. If this Plan shall ever be determined to require the inclusion of all or part of any participating Outside Director's deferred amounts in the Outside Director's gross income for federal, state, or local income tax purposes prior to the time such amount would be required to be distributed or paid under the terms of this Plan, whether by taxing authorities of the United States or other sovereign nations or political subdivisions thereof, then only those amounts which would be treated as includable in gross income at such time will be paid over to the participating Outside Director. All other deferred amounts will continue to be subject to the terms of this Plan.

     16. AGREEMENT. By requesting the Company to defer payment hereunder, an Outside Director consents to the provisions of this Plan as they exist at the time of such request and as they may be amended thereafter by the Board, subject to the consent of the Outside Director when required pursuant to Section 9.

     17. APPROVAL OF STOCKHOLDERS. The Plan shall be subject to approval by the affirmative vote of stockholders holding at least a majority of the voting stock of the Company voting in person or by proxy at or by June 30, 2000, and the Plan shall take effect as of the date of adoption immediately upon such approval.

                                   DETACH HERE

                                      PROXY

                                HADCO CORPORATION

             Proxy for Annual Meeting of Stockholders, March 2, 2000
                  SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Horace H. Irvine II and Andrew E. Lietz, and each of them, proxies, with full power of substitution to vote all shares of the stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Hadco Corporation to be held on Thursday, March 2, 2000 at 10:00 a.m. at 100 Federal Street, Boston, Massachusetts, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated January 14, 2000, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR FIXING THE NUMBER OF DIRECTORS AND THE ELECTION OF DIRECTORS AND FOR THE PROPOSALS IN ITEMS 2 AND 3.


----------------                                                                                ----------------
SEE REVERSE SIDE                    CONTINUED AND TO BE SIGNED ON REVERSE SIDE                  SEE REVERSE SIDE
----------------                                                                                ----------------

                                                    DETACH HERE

[x]  Please mark votes as in this example.

     (continued from other side)                                                              FOR  AGAINST  ABSTAIN

    1.  To fix the number of Directors               2.  To approve the Hadco Corporation      [ ]     [ ]     [ ]
        at eight and to elect a Board of                 Outside Directors' Compensation
        Directors for the ensuing year.                  Plan of 2000.

        Nominees: (01) Horace H. Irvine              3.  To ratify the election of Arthur     [ ]     [ ]     [ ]
        II, (02) Andrew E. Lietz, (03)                   Andersen LLP as auditors for the
        Oliver O. Ward, (04) John F.                     fiscal year ending October 28, 2000.
        Smith, (05) John E. Pomeroy,
        (06) James C. Taylor, (07) Mauro
        J. Walker and (08) Gilbert M.
        Roddy, Jr.

    FOR ALL NOMINEES [ ]    [ ] WITHHELD FROM
                                ALL NOMINEES

[ ]_______________________________________________
For, except vote withheld from the above nominee(s)

                                                      MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  [ ]

                                                      If  signing as attorney, executor, trustee or guardian, please give your full title as such.


Signature: _______________________  Date: __________  Signature: ________________________  Date: ___________
